Exhibit 3.2

FIRST AMENDMENT TO

NINTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

REDWOOD MORTGAGE INVESTORS IX, LLC

a Delaware Limited Liability Company

This First Amendment (the “Amendment”) to the Ninth Amended and Restated Limited Liability Company Operating Agreement of Redwood Mortgage Investors IX, LLC, dated March 25, 2016 (the “Operating Agreement”), amends the Operating Agreement of Redwood Mortgage Investors IX, LLC, a Delaware limited liability company (the “Company”), effective as of June 7, 2018. Capitalized terms that are used but not defined herein shall have the meanings set forth in the Operating Agreement.

WHEREAS, the California Department of Business Oversight (the “Department”) requires the Company to remove any transfer restriction references pertaining to the requirement for the Department’s consent prior to any sale or transfer by a California investor.

WHEREAS, the Manager of the Company is authorized to amend the Operating Agreement to eliminate or modify any restriction on substitution or assignment at such time as the restriction is no longer necessary pursuant to Section 7.5 of the Operating Agreement.

WHEREAS, the Manager is authorized under Section 12.4(g) of the Operating Agreement to amend, without the vote or consent of any of the Members, in order to add or remove any provision of the Operating Agreement required to be so added or removed by the Staff of the Securities and Exchange Commission or by a State Blue Sky Administrator or similar official and is deemed by the Administrator or official to be for the benefit or protection of the Members.

WHEREAS, the Manager will satisfy the requirement for providing notice to Members by disclosing this Amendment in a report that the Company publicly files with the Securities and Exchange Commission in accordance with Section 12.4 of the Operating Agreement.

NOW THEREFORE, the Manager hereby amends the Operating Agreement as follows:

Section 1. Amendments to the Operating Agreement. In connection with the Department’s requirement, Section 7.4(c) of the Operating Agreement is deleted. It provided that:

(c) Instruments evidencing a Membership Interest (if any) shall bear and be subject to legend conditions in substantially the following forms:

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

As amended, Section 7.4(c) of the Operating Agreement is hereby replaced in its entirety with the following:

(c) [Reserved.]

Section 2. Miscellaneous.

(a) Ratification. Except as amended hereby, the Operating Agreement shall remain in full force and effect as previously executed.

IN WITNESS WHEREOF, the undersigned intending to be legally bound has caused this Amendment to be duly executed and delivered as of the date first set forth above.

By:	Redwood Mortgage Corp., Manager

By: /s/ Michael R. Burwell
Name: Michael R. Burwell
Title: President, Secretary and Treasurer